EXHIBIT 15.1

March 5, 2008

The Board of Directors
Aceto Corporation
Lake Success, New York

RE: Registration Statement on Form S-8

Gentlemen:

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 7, 2007 and February 7, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.

/s/ BDO Seidman, LLP

Melville, New York